UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 26, 2010

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code  (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2010, The Macerich Company (the “Company”) and Tony Grossi, Senior Executive Vice President, Chief Operating Officer and Chief Economist of the Company entered into a Separation Agreement and Release of Claims (the “Separation Agreement”) which was approved by the Compensation Committee whereby Mr. Grossi will resign from all employment with the Company effective as of the close of business on April 30, 2010 (the “Separation Date”).

On the Separation Date, Mr. Grossi will receive his final regular paycheck as well as payment for any accrued but unused vacation and personal days.  All unvested service-based LTIP Units and unvested restricted stock units will continue to vest in accordance with their original vesting schedules. Mr. Grossi will also receive a proportionate share of a full year target level bonus for 2010 in the amount of $300,000. Mr. Grossi will no longer be eligible to participate in the Company’s benefit plans as of the Separation Date.

The Separation Agreement further provides that Mr. Grossi has the option to enter into a consulting agreement with the Company effective as of the Separation Date.  The consulting agreement will provide that Mr. Grossi will perform consulting services as requested by the Company through January 31, 2011 or such earlier date specified by Mr. Grossi and will receive a $56,000 monthly consulting fee.

Under the Separation Agreement, Mr. Grossi provided the Company with a general liability release and agreed to certain covenants including confidentiality and non-solicitation for one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed by the undersigned, hereunto duly authorized, in the City of Santa Monica, State of California, on March 26, 2010.

THE MACERICH COMPANY

By: RICHARD A. BAYER

/s/ Richard A. Bayer
Senior Executive Vice President,
Chief Legal Officer
and Secretary